Exhibit 99.2

PRESS RELEASE

Veris Residential Appoints Two New Independent Directors to Board

Real Estate Industry Veterans Ronald M. Dickerman and Stephanie L. Williams to Join Board

Alan R. Batkin to Retire from Board

Board Refreshment Reflects Veris Residential’s Ongoing Commitment to

Best-in-Class Corporate Governance

Jersey City, NJ – February 27, 2023 – Veris Residential, Inc. (NYSE: VRE) (the "Company"), a forward-thinking, environmentally- and socially-conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops Class A multifamily properties, today announced the appointment of two new independent directors, Ronald M. Dickerman, Founder and President of Madison International Realty, and Stephanie L. Williams, President of Bozzuto Management Company and a Partner of The Bozzuto Group, to the Company’s Board of Directors (the “Board”), effective May 4, 2023. Concurrently, Alan R. Batkin will retire from the Board.

Tammy K. Jones, Board Chair, said, “As we near the completion of our transformation to a pure-play multifamily REIT, we do so with an acute focus on unlocking shareholder value, adhering to best-in-class corporate governance principles, and remaining committed to all of our stakeholders. With this in mind, we are pleased to welcome Ron and Stephanie to the Board. As a longtime investor in Veris Residential and the real estate industry broadly, Ron brings another important shareholder voice to our boardroom, considerable strategic transaction experience, and a strong understanding of our business as well as the tremendous opportunity that lies ahead. Furthermore, as one of the top female executives in multifamily property management—overseeing a portfolio of 90,000 units and 3.4 million square feet of retail across major markets nationally with a significant footprint in the New York area—Stephanie has proven herself a well-recognized leader in residential real estate operations, management, and development. On behalf of the entire Board, we look forward to their deep industry knowledge, contributions, and fresh perspectives.”

Mr. Dickerman commented, “As a large, long-term shareholder, I have closely followed Veris Residential’s strategic transformation and believe the Company’s significant progress to date underscores its incredible future potential. I am pleased to join the Board at this critical point in the evolution of the business and look forward to working collaboratively with the Board to evaluate and execute the highest value-creating opportunities for fellow shareholders.”

Ms. Williams added, “Over the past two years, the Veris Residential Board and management team have successfully streamlined the business, enhanced operations, and grown the multifamily portfolio—all with an eye towards maximizing shareholder value. I am excited to bring my extensive multifamily experience to the boardroom as Veris Residential embarks on its next chapter.”

Ms. Jones concluded, “Alan’s strategic guidance, coupled with his decades-long public company board experience and financial acumen, have been a strong value-add to Veris Residential. We are grateful for his meaningful service to the Board and his fierce advocacy for our shareholders over the last four years, during which the Company achieved several important milestones. We wish him all the best.”

“Looking ahead, we believe the Company’s future is bright. With the additions of Ron and Stephanie, we believe the Board has the ideal mix of experience across multifamily operations, real estate investing, and finance to help unlock the substantial value that has been created for shareholders.”

Mr. Dickerman brings more than 35 years of real estate transaction, financing, and management experience to the Board. Since founding Madison International Realty in 2002, he has built the firm into a global $8.0 billion AUM fully integrated real estate private equity platform and liquidity provider to real estate investors worldwide. Madison's investing activities span both the private and public sectors in the US, UK, and Europe across all major asset classes. Previously, Mr. Dickerman served as President and Founder of First Equity Realty, LLC, a real estate investment firm specializing in the acquisition of under-performing assets from financial institutions. He began his career as an investment banker in the Real Estate / Partnership Finance Group at Smith Barney, Harris Upham & Co., Inc., where he was responsible for the origination, analysis, structuring, acquisition, asset management, disposition and marketing of real estate and other limited partnerships. Mr. Dickerman is a member of the real estate industry trade organizations Prea, INREV, and the Zell Lurie RE Institute, and previously served on the board of the Association of Foreign Investors in Real Estate. He earned a BA from Tufts University and an MBA from Columbia University’s Graduate School of Business.

For nearly 20 years, Ms. Williams has held several positions within Bozzuto’s development and management divisions. As President, she oversees strategic performance and economic value creation, day to day operations of a 90,000-unit portfolio with a significant footprint in the New York area, and an array of initiatives designed to enhance the employee and customer journeys. Under her leadership, Bozzuto was awarded #1 Property Management Company by the National Association of Home Builders in 2018 and 2021, and received recognition by J Turner as the best property management company in the nation for seven consecutive years. Ms. Williams has earned the Bisnow D.C. Region Women Leading Real Estate Award and the Multi-Housing News Excellence Award for Executive of the Year, and has been named the Minority Business Leader by Washington Business Journal. She is a board member of the Real Estate Executive Council and Housing Association of Nonprofit Developers, an executive board member of the District of Columbia Building Industry Association, and an active member of the Urban Land Institute and National Multifamily Housing Council. She earned a BA from the University of Washington and a master’s degree in Community Planning from the University of Maryland.

Veris Residential retained Ferguson Partners in support of its Board refreshment, which was part of the Board’s ordinary course annual} review of its composition.

About Veris Residential, Inc.

Veris Residential, Inc. is a forward-thinking, environmentally- and socially-conscious real estate investment trust (REIT) that primarily owns, operates, acquires, and develops holistically-inspired, Class A multifamily properties that meet the sustainability-conscious lifestyle needs of today's residents while seeking to positively impact the communities it serves and the planet at large. The company is guided by an experienced management team and Board of Directors and is underpinned by leading corporate governance principles, a best-in-class and sustainable approach to operations, and an inclusive culture based on equality and meritocratic empowerment. For additional information on Veris Residential, Inc. and our properties available for lease, please visit verisresidential.com.

Investors

Anna Malhari

Chief Operating Officer

investors@verisresidential.com

Media

Amanda Shpiner/Grace Cartwright

Gasthalter & Co.

212-257-4170

Veris-Residential@gasthalter.com